Exhibit 99.1

Contact:
SeaBright Insurance Holdings, Inc. 2101 4th Avenue Suite 1600 Seattle, WA 98121	SeaBright Insurance Holdings, Inc. Joseph S. De Vita Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports Third Quarter
and Nine-Month 2007 Results

Q3 Net Income Increased 6.6% Year-Over-Year
Q3 Revenue Increased 26.3% Year-Over-Year

Seattle, WA – October 23, 2007 – SeaBright Insurance Holdings, Inc. (Nasdaq: SEAB) today announced results for the third quarter and nine months ended September 30, 2007.

For the third quarter of 2007, net income increased to $9.7 million or $0.46 per diluted share, compared to net income of $9.1 million or $0.44 per diluted share for the same period in 2006. Total revenue for the quarter increased 26.3% to $66.7 million versus $52.8 million in the year-earlier period. For the third quarter, net premiums earned increased 24.9% to $59.7 million compared to $47.8 million for the same period in 2006.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “Our third quarter results were satisfying, particularly when viewed in the context of a highly competitive market. Our growth is better balanced and less concentrated geographically, in large part driven by our continued investment in national office and talent expansion. We benefited during the quarter from growth in investment income and continued favorable loss trends. SeaBright’s growth demonstrates the strength of our specialty niche-based business model which dictates not trying to compete across the board for all classes of business.”

Loss and loss adjustment expenses for the third quarter 2007 were $34.9 million versus $27.9 million in the same period in 2006. The net loss ratio for the third quarter of 2007 was 57.8% compared to 57.3% in the same period of 2006. During the third quarter 2007, on a pre-tax basis, the Company recognized $5.5 million in favorable development of prior years’ loss reserve estimates to reflect a continuation of deflation trends in the paid loss data for recent accident years. During the third quarter of 2006, on a pre-tax basis, the Company recognized $3.5 million in favorable development of prior years’ loss reserve estimates.

Total underwriting expenses for the third quarter 2007 were $15.2 million compared to $10.1 million in the prior year period. The net underwriting expense ratio for the third quarter was 25.3% compared to 21.1% in the same period in 2006. The increase in the underwriting expense ratio over the same period in 2006 is primarily the result of increased staffing costs and other production expenses related to SeaBright’s investment in its geographic expansion program.

The net combined ratio for the third quarter of 2007 was 83.1% compared to 78.4% for the same period in 2006.

Net investment income for the third quarter of 2007 was $5.2 million compared to $4.0 million for the same period in 2006 as the Company continues to record strong cash flow from operations of $29.5 million for the third quarter of 2007.

At September 30, 2007, SeaBright had 896 customers, an increase of 56% compared to the same period in 2006. At September 30, 2007, the average premium size per customer was approximately $289,000 compared to approximately $343,000 at September 30, 2006, a reflection of SeaBright’s continued geographic diversification of its business and lower premium rates consistent with the decline in loss costs.

For the nine months ended September 30, 2007, net income was $29.9 million or $1.43 per diluted share compared to $24.4 million or $1.21 per diluted share in the same period in 2006. Total revenue for the period increased 23.3% to $182.3 million compared to $147.8 million for the same period in 2006. For the nine months ended September 30, 2007, net premiums earned increased 22.1% to $163.1 million compared to $133.6 million for the comparable period in 2006.

For the nine months ended September 30, 2007, loss and loss adjustment expenses were $89.9 million versus $78.4 million in the same period in 2006. The net loss ratio was 54.3% for the nine months ended September 30, 2007 compared to 57.5% in the same period in 2006. During the nine months ended September 30, on a pre-tax basis, the Company recognized $20.5 million of favorable development of prior years’ loss reserve estimates in 2007 and $13.9 million in 2006.

Total underwriting expenses for the nine months ended September 30, 2007 were $42.5 million compared to $29.6 million in the prior year period and the net underwriting expense ratio was 26.0% compared to 22.1% in the same period in 2006.

For the nine months ended September 30, 2007, the net combined ratio was 80.3% compared to 79.6% for the same period in 2006.

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Tuesday, October 23, 2007 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Richard J. Gergasko, Executive Vice President - Operations, and Joseph S. De Vita, Senior Vice President and CFO. The conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com. Once there, select “Webcasts and Presentations” on the left side of the page. The dial-in number for the conference call is (877) 723-9511. Please call at least five minutes before the scheduled start time.

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Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2006 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 16, 2007, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Set forth in the tables below are summary results of operations for the three and nine month periods ended September 30, 2007 and 2006 as well as selected balance sheet data as of September 30, 2007 and December 31, 2006. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q. The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before November 9, 2007.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
	(in thousands)
ASSETS
Fixed income securities available for sale, at fair value	$429,315	$399,119
Equity securities available for sale, at fair value	9,268	813
Preferred stock available for sale, at fair value	5,358	–
Cash and cash equivalents	41,508	20,412
Accrued investment income	4,725	4,208
Premiums receivable, net of allowance	11,922	8,877
Deferred premiums	131,834	118,788
Federal income tax recoverable	954	1,263
Service income receivable	428	792
Reinsurance recoverables	12,969	13,675
Receivable under adverse development cover	2,781	2,781
Prepaid reinsurance	1,794	1,917
Property and equipment, net	2,098	1,241
Deferred income taxes, net	14,014	12,198
Deferred policy acquisition costs, net	18,059	15,433
Intangible assets, net	1,210	1,217
Goodwill	1,527	1,527
Other assets	12,022	10,014
Total assets	$701,786	$614,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense	$233,717	$198,356
Unearned premiums	131,739	114,312
Reinsurance funds withheld and balances payable	681	309
Premiums payable	2,859	3,047
Accrued expenses and other liabilities	39,429	37,125
Surplus notes	12,000	12,000
Total liabilities	420,425	365,149

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized;
no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares
authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized;
issued and outstanding - 20,823,602 shares at September 30, 2007
and 20,553,400 shares at December 31, 2006	208	205
Paid-in capital	193,134	190,593
Accumulated other comprehensive loss	(432)	(197)
Retained earnings	88,451	58,525
Total stockholders’ equity	281,361	249,126
Total liabilities and stockholders’ equity	$701,786	$614,275

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(dollars in thousands, except income per share amounts)
Revenue: (1)
Premiums earned	$59,721	$47,819	$163,109	$133,576
Claims service income	432	497	1,331	1,553
Other service income	55	31	104	78
Net investment income	5,174	3,970	14,786	10,836
Net realized loss	(25)	(74)	(85)	(389)
Other income	1,376	508	3,018	2,133
	66,733	52,751	182,263	147,787
Losses and expenses:
Loss and loss adjustment expenses	34,921	27,879	89,851	78,407
Underwriting, acquisition and insurance
expenses	15,172	10,099	42,495	29,581
Interest expense	289	285	854	813
Other expenses	2,020	1,449	5,223	3,859
	52,402	39,712	138,423	112,660
Income before taxes	14,331	13,039	43,840	35,127

Income tax expense (benefit):
Current	5,438	4,521	15,604	13,755
Deferred	(757)	(579)	(1,690)	(3,076)
	4,681	3,942	13,914	10,679
Net income	$9,650	$9,097	$29,926	$24,448

Basic earnings per share	$0.47	$0.45	$1.47	$1.23
Diluted earnings per share	$0.46	$0.44	$1.43	$1.21

Weighted average basic shares outstanding	20,350,778	20,319,525	20,336,778	19,873,930
Weighted average diluted shares outstanding	20,989,481	20,686,161	20,950,968	20,269,730

Net loss ratio (2)	57.8%	57.3%	54.3%	57.5%
Net underwriting expense ratio (3)	25.3%	21.1%	26.0%	22.1%
Net combined ratio (4)	83.1%	78.4%	80.3%	79.6%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands)
Gross premiums written	$67,990	$42,826	$195,476	$149,888
Net premiums written	63,790	39,028	183,695	137,991

Gross and net premiums written are non-GAAP financial measures representing all premiums billed and unbilled by an insurance company during a specified policy period.

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.